Sentry Petroleum President and CEO Discusses Potential World-Class Coal Resource

Denver, Colorado (FSC – February 18, 2011) Sentry Petroleum Ltd (OTCBB:SPLM) today announced the release of a video interview with Dr. Raj Rajeswaran, Sentry Petroleum President and Chief Executive Officer. The interview is available on the company's web site at http://www.sentrypetroleum.com/presentations/sentry-video-presentations/

Sentry President and CEO, Dr. Rajeswaran is quoted as saying “We are now sitting on a huge coal seam gas potential.” The next step in the resource appraisal program is to verify our results and then commence our drilling appraisal program in April of this year. Dr. Rajeswaran summarizes, “The signs are excellent for Sentry,” and that he believes “it is only a matter of time before Sentry becomes a major player in Queensland.”

Sentry’s Geosciences Team has determined that the potential deposit is over 2,000 square miles in size and contains coal and shale seams estimated in excess of 50 feet and 320 feet respectively. Mud logs also clearly indicate the presence of gas at optimal production depths between of 300 to 1,600 feet.

Sentry's 6.9 million acres of prospective leases are located in one of the hottest energy markets in the world. Some of the region’s largest energy companies including Royal Dutch Shell (NYSE:RDS) ConocoPhillips (NYSE:COP) and PetroChina (NYSE:PTR) have secured interests in the region, all through acquisition of junior companies like Sentry. Queensland, when compared to other jurisdictions globally, has a very favorable fiscal regime that enables energy companies keep the lion’s share of any profit. Sentry is the largest permit holder in the basin and is being positioned for sale.

Cautionary Note: The Company cautions that the estimated quantities of coal and carbonaceous shale disclosed in this press release represent an estimate of the potential of the noted permit areas based strictly on a review of technical data that is publicly available and are not intended to be construed in any manner as an estimate of any classification of reserves. Further appraisal is required before any estimated classification of reserves can be compiled. The Company’s upcoming appraisal drilling campaign is being undertaken in order to build the necessary data to be able to compile an estimate of reserves and make a later determination as to whether any noted reserves can be produced economically. There is risk that our upcoming appraisal drilling campaign will not be able to confirm the Company’s findings from its review of publicly available technical data.  The Company cautions that the results achieved by other companies operating in the region do not in any way indicate the presence of a commercially viable mineral deposit or oil and gas reserves on any of the Company’s permits.  Further exploration is required in order to be able to make a reserve estimate should the Company succeed in establishing that a commercially viable mineral deposit or oil and gas reserves exists on any of its property interests.

About Sentry Petroleum:

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.